Exhibit 99.1
TIME WARNER CABLE REPORTS
2011 SECOND-QUARTER RESULTS
NEW YORK, NY, July 28, 2011 — Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its second quarter ended June 30, 2011.
Time Warner Cable Chief Executive Officer Glenn Britt said: “Time Warner Cable continued to perform well in the second quarter, driven by very strong results in business services and higher residential ARPU. We also continued to generate strong free cash flow while still investing in our core business, allowing us to return more than $1 billion to our shareholders.”
FINANCIAL RESULTS
Revenues for the second quarter of 2011 increased 4.4% from the second quarter of 2010 to $4.9 billion. Residential services revenues grew 2.5% year-over-year to $4.3 billion, business services revenues increased 34.7% to $361 million, advertising revenues grew 4.2% to $225 million and other revenues increased 5.5% to $58 million.
Residential services revenue growth was driven by increases in high-speed data and voice revenues. The growth in residential high-speed data revenues was the result of growth in high-speed data subscribers and increases in average revenue per subscriber (due to both price increases and a greater percentage of subscribers receiving higher-priced tiers of service). Residential voice revenues increased as a result of an increase in voice subscribers. Residential video revenues were essentially flat year-over-year as price increases and a greater percentage of subscribers receiving higher-priced tiers of service, as well as increased revenues from equipment rental and installation charges and DVR service were offset by a decline in video subscribers and revenues from transactional video-on-demand and premium channels. Business services revenue growth was due primarily to increases in voice and high-speed data subscribers, an increase in cell tower backhaul revenues and the closing of the NaviSite, Inc. acquisition on April 21, 2011, which contributed $26 million of revenue during the second quarter. Advertising revenue growth was primarily driven by a year-over-year increase in revenues from advertising inventory sold on behalf of other video distributors, partially offset by a decline in political advertising revenues.

(in millions; unaudited)	2nd Quarter			Year-to-Date 6/30
	2011	2010	Change	2011	2010	Change
Residential services revenues:
Video	$2,676	$2,678	(0.1%)	$5,337	$5,316	0.4%
High-speed data	1,115	1,028	8.5%	2,209	2,026	9.0%
Voice	497	476	4.4%	990	943	5.0%
Other	12	13	(7.7%)	23	24	(4.2%)

Total residential services revenues	4,300	4,195	2.5%	8,559	8,309	3.0%

Business services revenues:
Video	70	66	6.1%	139	130	6.9%
High-speed data	177	150	18.0%	344	296	16.2%
Voice	46	29	58.6%	88	55	60.0%
Wholesale transport	39	20	95.0%	71	36	97.2%
Other	29	3	NM	31	5	NM

Total business services revenues	361	268	34.7%	673	522	28.9%

Advertising revenues	225	216	4.2%	422	389	8.5%

Other revenues	58	55	5.5%	117	113	3.5%

Total revenues	$4,944	$4,734	4.4%	$9,771	$9,333	4.7%

NM—Not meaningful.
Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) rose 4.2% over the second quarter of 2010 to $1.8 billion. The increase was driven by revenue growth, partially offset by a 4.6% increase in operating expenses. Operating expenses grew primarily due to higher employee costs, video programming expenses and consulting and professional fees, partially offset by a decrease in voice costs. Employee costs were up 5.1% to $1.0 billion, primarily as a result of compensation increases and higher headcount in business services, including NaviSite. Business services employee costs increased 34.4%. Video programming expenses grew 4.1% to $1.1 billion due to contractual rate increases and increased retransmission consent expense offset, in part, by a decline in video subscribers. Voice costs were down 9.6% to $151 million due to a decrease in delivery costs per subscriber related to the in-sourcing of voice transport, switching and interconnection services, partially offset by an increase in subscribers.
Operating Income was up 15.8% over the second quarter of 2010 to $1.1 billion driven by higher Adjusted OIBDA and lower amortization expense.

(in millions; unaudited)	2nd Quarter			Year-to-Date 6/30
	2011	2010	Change	2011	2010	Change
Adjusted OIBDA(a)	$1,824	$1,751	4.2%	$3,555	$3,422	3.9%
Adjusted OIBDA margin(b)	36.9%	37.0%		36.4%	36.7%
Separation-related “make-up” equity award costs	—	(2)	(100.0%)	—	(4)	(100.0%)
Merger-related and restructuring costs	(9)	(20)	(55.0%)	(15)	(31)	(51.6%)

OIBDA(a)	1,815	1,729	5.0%	3,540	3,387	4.5%
Depreciation	(744)	(749)	(0.7%)	(1,488)	(1,492)	(0.3%)
Amortization	(8)	(62)	(87.1%)	(14)	(127)	(89.0%)

Operating Income	$1,063	$918	15.8%	$2,038	$1,768	15.3%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.

Adjusted OIBDA less Capital Expenditures for the first six months of 2011 totaled $2.2 billion, a 12.4% increase over the first six months of 2010, due to higher Adjusted OIBDA and lower capital expenditures. Capital Expenditures were $1.4 billion in the first six months of 2011, a 7.4% decrease from the first six months of 2010, largely reflecting lower residential capital spending. This decline in residential capital spending was primarily attributable to lower spending on customer premise equipment and upgrades/rebuilds, partially offset by higher support capital and scalable infrastructure spending.

(in millions; unaudited)	2nd Quarter			Year-to-Date 6/30
	2011	2010	Change	2011	2010	Change
Adjusted OIBDA(a)	$1,824	$1,751	4.2%	$3,555	$3,422	3.9%
Capital expenditures	(700)	(736)	(4.9%)	(1,363)	(1,472)	(7.4%)

Adjusted OIBDA less Capital Expenditures(a)	$1,124	$1,015	10.7%	$2,192	$1,950	12.4%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures.
Net Income Attributable to TWC Shareholders was $420 million, or $1.25 per basic common share and $1.24 per diluted common share, for the second quarter of 2011 compared to $342 million, or $0.96 per basic and $0.95 per diluted common share, for the second quarter of 2010.

(in millions, except per share data; unaudited)	2nd Quarter			Year-to-Date 6/30
	2011	2010	Change	2011	2010	Change
Net income attributable to
TWC shareholders	$420	$342	22.8%	$745	$556	34.0%
Net income per common share attributable to TWC common shareholders:
Basic	$1.25	$0.96	30.2%	$2.18	$1.56	39.7%
Diluted	$1.24	$0.95	30.5%	$2.16	$1.55	39.4%

Refer to Note 1 to the accompanying consolidated financial statements for certain items affecting the comparability of net income attributable to TWC shareholders.
Free Cash Flow for the first six months of 2011 increased 42.4% to $1.7 billion from $1.2 billion in the first six months of 2010, due mainly to higher cash provided by operating activities and lower capital expenditures. Cash Provided by Operating Activities for the first six months of 2011 was $3.1 billion, a 14.4% increase from $2.7 billion in the first six months of 2010. This increase was driven by a change in working capital (primarily net income tax refunds related to bonus depreciation, partially offset by an increase in net interest payments) and higher Adjusted OIBDA.

(in millions; unaudited)	2nd Quarter			Year-to-Date 6/30
	2011	2010	Change	2011	2010	Change
Cash provided by operating activities	$1,510	$1,306	15.6%	$3,080	$2,692	14.4%
Add: Excess tax benefit from exercise of stock options	12	8	50.0%	41	13	215.4%
Less:
Capital expenditures	(700)	(736)	(4.9%)	(1,363)	(1,472)	(7.4%)
Cash paid for other intangible assets	(6)	(6)	—	(14)	(9)	55.6%
Other	(1)	(1)	—	(2)	(1)	100.0%

Free Cash Flow(a)	$815	$571	42.7%	$1,742	$1,223	42.4%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Free Cash Flow.

Net Debt and Mandatorily Redeemable Preferred Equity totaled $21.0 billion as of June 30, 2011 compared to $20.4 billion as of December 31, 2010, as the cash used for share repurchases, dividend payments and the acquisition of NaviSite was greater than Free Cash Flow.

(in millions; unaudited)	6/30/11	12/31/10
Long-term debt	$23,922	$23,121
Debt due within one year	261	—

Total debt	24,183	23,121
Cash and equivalents	(3,510)	(3,047)

Net debt(a)	20,673	20,074
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$20,973	$20,374

(a)	Net debt is defined as total debt less cash and equivalents.
RETURN OF CAPITAL
Time Warner Cable returned over $1 billion to shareholders during the quarter. Share repurchases during the second quarter of 2011 totaled $863 million, or 11.5 million shares of common stock. As of June 30, 2011, approximately $1.8 billion remained under the Company’s share repurchase authorization. Time Warner Cable also paid regular dividends of $163 million during the second quarter of 2011.
SUBSCRIBER METRICS

(in thousands)		Net
		Additions
	3/31/11	(Declines)	6/30/11
Residential services subscribers:
Video(a)	12,191	(130)	12,067
High-speed data(a)	9,646	54	9,703
Voice	4,457	32	4,489

Primary service units(a)	26,294	(44)	26,259
Business services subscribers:
Video	166	2	168
High-speed data	346	13	359
Voice	123	13	136

Primary service units	635	28	663

Total primary service units(a)	26,929	(16)	26,922

Single play subscribers(a)	5,876	(91)	5,788
Double play subscribers(a)	4,883	(21)	4,865
Triple play subscribers	3,763	38	3,801

Customer relationships(a)	14,522	(74)	14,454

Refer to the Trending Schedules posted on the Company’s website at www.timewarnercable.com/investors for definitions related to the Company’s subscriber metrics.

(a)	During the second quarter of 2011, the Company acquired cable systems, resulting in an increase of 6,000 residential services video subscribers, 3,000 residential services high-speed data subscribers, 9,000 residential services and total primary service units, 3,000 single play subscribers, 3,000 double play subscribers and 6,000 customer relationships. The acquired subscribers are reflected in the Company’s subscriber numbers as of June 30, 2011; however, they are not reflected in net additions (declines) for the second quarter of 2011.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.
About Time Warner Cable
Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 14 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and, through its NaviSite subsidiary, enterprise-class hosting, managed application, messaging and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com, www.navisite.com, and www.twcmedia.com.
Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.timewarnercable.com/investors.
Information on Conference Call
Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, July 28, 2011. To listen to the call, visit www.timewarnercable.com/investors.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Justin Venech (212) 364-8242	Laraine Mancini (212) 364-8202
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
	2011	2010
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$3,510	$3,047
Receivables, less allowances of $86 million and $74 million as of June 30, 2011 and December 31, 2010, respectively	704	718
Deferred income tax assets	147	150
Other current assets	170	425

Total current assets	4,531	4,340
Investments	809	866
Property, plant and equipment, net	13,583	13,873
Intangible assets subject to amortization, net	188	132
Intangible assets not subject to amortization	24,100	24,091
Goodwill	2,233	2,091
Other assets	460	429

Total assets	$45,904	$45,822

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$300	$529
Deferred revenue and subscriber-related liabilities	177	163
Accrued programming expense	827	765
Current maturities of long-term debt	261	—
Other current liabilities	1,576	1,629

Total current liabilities	3,141	3,086
Long-term debt	23,922	23,121
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Deferred income tax liabilities, net	9,981	9,637
Other liabilities	511	461
TWC shareholders’ equity:
Common stock, $0.01 par value, 328.3 million and 348.3 million shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	3	3
Additional paid-in capital	8,628	9,444
Accumulated other comprehensive loss, net	(317)	(291)
Retained earnings (accumulated deficit)	(273)	54

Total TWC shareholders’ equity	8,041	9,210
Noncontrolling interests	8	7

Total equity	8,049	9,217

Total liabilities and equity	$45,904	$45,822

See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions, except per share data)
Revenues	$4,944	$4,734	$9,771	$9,333
Costs and expenses:
Costs of revenues(a)	2,297	2,205	4,569	4,384
Selling, general and administrative(a)	823	780	1,647	1,531
Depreciation	744	749	1,488	1,492
Amortization	8	62	14	127
Merger-related and restructuring costs	9	20	15	31

Total costs and expenses	3,881	3,816	7,733	7,565

Operating Income	1,063	918	2,038	1,768
Interest expense, net	(366)	(341)	(729)	(688)
Other expense, net	(32)	(18)	(62)	(33)

Income before income taxes	665	559	1,247	1,047
Income tax provision	(244)	(217)	(500)	(490)

Net income	421	342	747	557
Less: Net income attributable to noncontrolling interests	(1)	—	(2)	(1)

Net income attributable to TWC shareholders	$420	$342	$745	$556

Net income per common share attributable to TWC common shareholders:
Basic	$1.25	$0.96	$2.18	$1.56

Diluted	$1.24	$0.95	$2.16	$1.55

Average common shares outstanding:
Basic	334.0	354.8	338.7	353.9

Diluted	339.6	360.1	344.6	358.5

Cash dividends declared per share of common stock	$0.48	$0.40	$0.96	$0.80

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
	(in millions)
OPERATING ACTIVITIES
Net income	$747	$557
Adjustments for noncash and nonoperating items:
Depreciation	1,488	1,492
Amortization	14	127
Loss from equity investments, net of cash distributions	65	48
Deferred income taxes	391	193
Equity-based compensation expense	65	61
Excess tax benefit from equity-based compensation	(41)	(13)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	39	2
Accounts payable and other liabilities	30	109
Other changes	282	116

Cash provided by operating activities	3,080	2,692

INVESTING ACTIVITIES
Acquisitions and investments, net of cash acquired and distributions received	(303)	9
Capital expenditures	(1,363)	(1,472)
Other investing activities	18	6

Cash used by investing activities	(1,648)	(1,457)

FINANCING ACTIVITIES
Borrowings (repayments), net(a)	—	(1,261)
Borrowings(b)	1,009	—
Repayments(b)	(44)	—
Debt issuance costs	(8)	—
Proceeds from exercise of stock options	98	74
Excess tax benefit from equity-based compensation	41	13
Dividends paid	(330)	(288)
Repurchases of common stock	(1,691)	—
Other financing activities	(44)	(7)

Cash used by financing activities	(969)	(1,469)

Increase (decrease) in cash and equivalents	463	(234)
Cash and equivalents at beginning of period	3,047	1,048

Cash and equivalents at end of period	$3,510	$814

(a)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.

(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
See accompanying notes.
Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.  ITEMS AFFECTING COMPARABILITY
     The following items affected the comparability of net income attributable to TWC shareholders for the three and six months ended June 30, 2011 and 2010:

(in millions, except per share data)	2nd Quarter		Year-to-Date 6/30
	2011	2010	2011	2010
Merger-related and restructuring costs	$(9)	$(20)	$(15)	$(31)
Gain (loss) on equity award reimbursement obligation to Time Warner(a)	—	3	(5)	7
Separation-related “make-up” equity award costs(b)	—	(2)	—	(4)

Pretax impact	(9)	(19)	(20)	(28)
Income tax impact of the above items	4	9	8	12
Income tax impact of domestic production activities deduction	15	—	15	—
Income tax impact of expired Time Warner stock options, net(c)	8	2	(12)	(70)

After-tax impact	$18	$(8)	$(9)	$(86)

Impact per basic and diluted common share	$0.05	$(0.02)	$(0.03)	$(0.24)

(a)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), Time Warner Cable Inc. (“TWC” or the “Company”) is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value of the underlying equity awards and is recorded in earnings in the period of change.
(b)	As a result of the Company’s separation (the “Separation”) from Time Warner, pursuant to their terms, Time Warner equity awards held by TWC employees were forfeited and/or experienced a reduction in value as of the date of the Separation. Amounts represent costs associated with TWC stock options and restricted stock units granted to TWC employees during the second quarter of 2009 to offset these forfeitures and/or reduced values.
(c)	Amounts represent the impacts of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC restricted stock units.
2. USE OF NON-GAAP FINANCIAL MEASURES
       In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which the Company defines as follows:
•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation.

•	Adjusted OIBDA less Capital Expenditures means Adjusted OIBDA minus capital expenditures.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
(Unaudited)
(excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.
     Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (1) considerable amounts of noncash depreciation and amortization and (2) items not within the control of the Company’s operations managers (such as net income attributable to noncontrolling interests, income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less Capital Expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Management believes that Free Cash Flow is an important indicator of the Company’s liquidity after the payment of cash taxes, interest and other cash items, including its ability to reduce net debt, pay dividends, repurchase common stock and make strategic investments. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.
     These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures attributable to noncontrolling interests, the results of the Company’s equity investments and other non-operational income or expense. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.
     These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.